Exhibit 14.0

                          CHINA DIGITAL WIRELESS, INC.

                   ETHICAL BUSINESS CONDUCT FOR ALL EMPLOYEES

         This Code of Conduct of China Digital Wireless, Inc. (the "Company") outlines expected behaviors for all of our employees, including our senior executive and financial officers. The Company will conduct its business fairly, impartially, in an ethical and proper manner, and in full compliance with all applicable laws and regulations. In conducting its business, integrity must underlie all company relationships, including those with customers, suppliers, communities and among employees. The highest standards of ethical business conduct are required of Company employees in the performance of their Company responsibilities. Employees will not engage in conduct or activity that may raise questions as to the Company's honesty, impartiality, reputation or otherwise cause embarrassment to the Company.

Employees will ensure that:

         o They do not engage in any activity that might create a conflict of interest for the Company or for themselves individually.

         o They do not take advantage of their position with the Company to seek personal gain through the inappropriate use of Company or non-public information or abuse of their position. This includes not engaging in insider trading of Company securities.

         o They will follow all restrictions on use and disclosure of information. This includes following all requirements for protecting Company information and ensuring that non-Company proprietary information is used and disclosed only as authorized by the owner of the information or as otherwise permitted by law.

         o They observe that fair dealing is the foundation for all of our transactions and interactions.

         o They will protect all Company, customer and supplier assets and use them only for appropriate Company approved activities.

         o Without exception, they will comply with all applicable laws, rules and regulations.

         o They will promptly report any illegal or unethical conduct to management or other appropriate authorities.

         Every employee has the responsibility to ask questions, seek guidance and report suspected violations of this Code of Conduct. Retaliation against employees who come forward to raise genuine concerns will not be tolerated.